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Exhibit 10.7

MASTER OFFSHORE AGREEMENT

This Master Offshore Agreement is made effective this day of February 1, 2004 ("Effective Date") by and between Xansa (India) Ltd., having its registered office at C-2, Sector 1, Noida, 201301, India (hereinafter referred to as "Xansa" which shall include all its divisions, subsidiaries and other related entities or successors in interest and permitted assigns),

AND

Lawson Software, Inc., dba Lawson Software, a Delaware USA corporation whose principal offices are located at 380 St. Peter, St. Paul, Minnesota 55102 USA (hereinafter referred to as "COMPANY").

        WHEREAS, Xansa is in the business of software development, services and related information technology activities;

        WHEREAS, Xansa has obtained Level 5 CMM certification (as defined below);

        WHEREAS, in reliance on Xansa's Level 5 CMM Certification and Xansa's representation to COMPANY to continue to perform services under this Agreement at a minimum of the then current Level 5 CMM and in accordance with the Performance Criteria (as defined below), COMPANY has selected Xansa over other services providers to provide certain information technology-related services as specified in the Statement(s) of Work (as defined below); and

        WHEREAS, Xansa and COMPANY want to specify the terms and conditions under which, among other things, Xansa will provide such services to COMPANY.

        NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements contained herein, Xansa and COMPANY agree as follows:

1.
DEFINITIONS

  "Acceptance" is defined in Section 5.6.5

  "Agreement" shall mean this document (Master Offshore Agreement) and all Statement of Works executed hereunder, Performance Criteria, and all appendices attached hereto. In the event of conflict between the Master Offshore Agreement and a Statement of Work, except as provided in Exhibit A, the provisions of the Master Terms and Conditions shall prevail.

  "Change Order" is defined in Section 5.4

  "Change Request" is defined in Section 5.4.

  "CMM" shall mean the stages through which software organizations evolve as they define, implement, measure, control and improve their software processes as defined by the Carnegie Mellon University Software Engineering Institute.

  "COMPANY Authorized Contracting Representative" is defined in Section 5.5

  "Consultant(s)" is defined in Section 2.1.

  "Defect" shall mean any failure of the Deliverables to conform to the Performance Criteria or requirements of a Statement of Work.

  "Deliverables" shall mean those items described and itemized in the Statement of Work as final work products to be delivered by Xansa pursuant to such Statement(s) of Work.

  "Documentation" shall mean all standard end-user information, manuals, technical documentation, product specifications, training materials, whether in electronic, printed or other format, together with all revisions, enhancements and updates thereto provided or made accessible to Xansa by COMPANY during the term of this Agreement.

  "Exchange Act" is defined in Section 22.4

  "Fixed Price Project" is defined in Sections 2.1 and 7.1.

  "Force Majeure Event" is defined in Section 20.

  "Inputs" is defined in Section 6.1.

  "Harmful Code" is defined in Section 10.8.

  "Indemnified Party" is defined in Section 11.1

  "Indemnifying Party" is defined in Section 11.1

  "Intellectual Property Rights" shall mean any and all rights in and to all copyrights, inventions, patents, trademarks, trade secretes and any other proprietary rights in or to tangible or intangible property recognized in any jurisdiction in the world, whether or not registered or registerable.

  "Inventions" shall mean discoveries, concepts, and ideas, whether patentable or not, formula, programs, plans, information and copyrightable works relating to any present or prospective product, service, business, research or development of COMPANY, including Works of Authorship, improvement, designs, developments, and discoveries.

  "Level 5 CMM Certification" shall mean certification at maturity level 5 of CMM as more fully described in the Compatibility Maturity Model, Carnegie Mellon University, Software Engineering Institute. Level 5 is the characterized by continuous process improvement is enabled by quantitative feedback from the process and from piloting innovative ideas and technologies,

  "Losses" is defined in Section 11.1.

  "Material Breach" is defined in Section 16.4.

  "Milestones" an event and/or Deliverables to be completed in accordance with the applicable period of time set forth in a Statement of Work.

  "Performance Criteria" shall mean and include: (a) the applicable Documentation; (b) the applicable Service Level Agreement; (c) the Specification; and (d) any additional criteria that may be set forth in the Statement of Work for that Deliverable.

  "Post-Release Testing" is defined in Section 5.6.4.

  "Pre-existing Works" is defined in Section 9.1.

  "Pre-Release Testing" is defined in Section 5.6.3.

  "Privacy Rule" is defined in Section 10.4

  "Project or Program" is defined in Section 5.1.

  "Project or Program Managers" is defined in Section 3.1.

  "Protected Health Information" is defined in Section 13.3.

  "Security Rules" is defined in Section 10.5.

  "Service Level Agreements" means the standards for performance of particular Deliverable or Service, as applicable, and may be referred to in this Agreement as "SLA". The Service Level Agreement for Services, including Deliverables are specified in the applicable Statement of Work.

  "Services" for each Project are defined in the applicable Statement of Work

  "Service Rates" for each Project are defined in the applicable Statement of Work.

  "Software" means the software provided to or made accessible to Xansa by Lawson under this Agreement.

  "Specification" shall mean the written description of the functional and technical requirements, operations and procedures, which shall form the basis for the Deliverables.

  "Statement of Work" is defined in Section 5.1.

  "Status Report" is defined in Section 4.1

  "T&M Project" is defined in Sections 2.1 and 7.2.

  "Team" is defined in Section 2.1.

  "Test Plan" is defined in Section 5.6.1.

  "Transition Period" is defined in Section 16.7

  "Works of Authorship" shall mean all forms of original expression, including, software, object code, source code fixed in any tangible medium. Examples of Works of Authorship include, without limitation, programs, programming tools and designs, program documentation, training materials, instructions, manuals, marketing materials and business plans.

2.
PROJECT TEAM

2.1
For the term of this Agreement, Xansa shall provide sufficient, qualified personnel to perform Xansa's obligations hereunder. Xansa shall consult with COMPANY regarding the size and composition of the teams ("Team(s)") for all Projects. For Projects conducted on a time and materials basis ("T&M Projects"), COMPANY shall have final approval over the composition of the Team. At COMPANY's request, Xansa shall provide COMPANY with a list of Xansa project personnel (which list shall include professional qualifications for each individual listed) and COMPANY shall have the opportunity to interview and select the Team members. For Projects conducted on a fixed-price basis ("Fixed-Price Projects"), Xansa shall have final approval over the composition of the Team. Xansa Teams shall consist of permanent full-time employees or subcontracted personnel (cumulatively known as "Consultants") of Xansa. The size of the Team may change from time to time based upon the number and complexity of the Projects planned and in progress, subject to Sections 2.2 and 2.3 below.

2.2
During any T&M Project, COMPANY may require Xansa to remove and replace any Consultant from a Team, including the Project Manager, if, COMPANY, in its reasonable sole discretion, determines and communicates to Xansa that such removal is in COMPANY's interest. Any such removal of a Consultant shall be effective upon seven (7) calendar days written notice from the COMPANY to Xansa, except in the case of the Consultant's fraud or material breach of a COMPANY policy or procedure (as determined by COMPANY) when such removal shall become immediate. Unless the circumstance require an immediate removal, Xansa shall have a period of seven (7) calendar days following COMPANY's written request to resolve any problems with respect to such individual in a manner that is satisfactory to COMPANY. If Xansa is unable to resolve the problem within the seven (7) calendar day period to COMPANY's satisfaction, then Xansa shall remove the Consultant within the seven (7) calendar day period and assign a suitable replacement Consultant to the Project as soon as practicable, but in any event within fourteen (14) calendar days following expiration of the initial seven (7) day calendar period following such removal of a Consultant. Xansa shall be responsible for Xansa's costs as necessary, to re-perform any services performed by the removed Consultant plus any travel and related transition expenses associated with any replacements made in accordance with this paragraph.

2.3
Without COMPANY's prior written consent, which consent shall not be unreasonably withheld, Xansa shall not remove from a T&M Project or temporarily reassign any Consultant to another account. Notwithstanding the foregoing, Xansa shall have the right to remove or reassign Consultants upon written notice to COMPANY if such removal or reassignment is required due to a mutually planned rotation by COMPANY and Xansa, termination of employment, leaves of absence or extended illness. If possible, each replacement Consultant will work with the replaced Consultant during a mutually agreed transition period, the duration of which shall be determined based on the duties and responsibilities of the Consultant to be replaced. In addition, provided that the replaced Consultant remains employed by Xansa, such individual shall continue to be available by telephone and email to answer any project-related questions.

2.4
If there is a vacancy in the Project Team (a "vacancy" for purposes of this Section includes Xansa's failure to replace a removed or unavailable Consultant within fourteen (14) calendar days in accordance with the criteria outlined in Section 2.2 above), and such vacancy causes a delay or other problem with the Project, COMPANY shall have the right to withhold any fees then due or that become due to Xansa under this Agreement until Xansa provides a qualified replacement as defined in the applicable Statement of Work, at which point COMPANY promptly shall pay all withheld amounts.

3.
PROJECT MANAGEMENT

3.1
COMPANY and Xansa will each designate a management-level employee in the Statement of Work to act as a primary point of contact between the parties with respect to each Project ("Project Managers"). Such Project Managers will have the power to make technical and Project-level decisions (including, for example, staffing decisions and acceptance of Deliverables) that are binding on their respective entities. Amendments to this Agreement or to a Statement of Work however, must be made in accordance with Section 5.4, as applicable, and 22.7. For each Statement of Work Xansa Project Managers shall act to ensure that the Xansa and any Xansa subcontractors perform their obligations including, without limitation, those specified in the applicable Statement of Work.

4.
COMMUNICATION

4.1
COMPANY and Xansa will communicate about the Projects in a manner that ensures the timely and accurate flow of technical, managerial and other information between them. Such communications will include periodic teleconferences, monthly written status reports and such other communication, as the parties deem appropriate for the particular Project or as required by the Statement of Work. Xansa shall identify in such monthly status reports ("Status Report") any personnel issues, and COMPANY and/or third party delays or other circumstances known to Xansa or that reasonably should be known to Xansa that will cause a cost increase (for T&M Projects) or impact its ability to meet any Milestone including, without limitation, if Xansa has or may be likely to fail to timely achieve a Deliverable. COMPANY shall have the right to assume that no such issues exist that are known to Xansa unless Xansa specifically identifies such issues in its weekly written Status Reports.

4.2
The COMPANY shall give technical clarification to Xansa from time-to-time within the general scope of this Agreement, or when requested by Xansa.

5.
SERVICES

5.1
Each Project that involves Xansa's provision of Services shall include a "Statement of Work" specifying various consulting and software development and/or maintenance related projects ("Projects or Programs"). The Statement of Work will include, but will not necessarily be limited to: (a) all Milestone Events, and the dates for achieving such Milestones Events; (b) all Deliverables, and the dates for achieving such Deliverables; (c) a detailed description of all activities to be performed by Xansa, including any software engineering, development, testing, enhancement and maintenance, implementation and professional services, (and/or its approved subcontractors), for COMPANY, including task and sub-task activities, the party responsible for, and the location of, such activities; (d) any Performance Criteria, including SLA; (e) the dates and mode of communication of scheduled status meetings; (f) commencement and completion dates for the project, (g) the Project Manager and COMPANY Authorized Contracting Representative, (h) the Test Plan, and (i) applicable Service Rates. The Milestone Event dates shall not be changed at any time prior to Acceptance under the applicable Statement of Work without the prior written consent of COMPANY, which consent may be withheld by COMPANY in its sole discretion. Notwithstanding the preceding sentence, if a Milestone has been delayed: (i) due to the occurrence of a Force Majeure Event; (ii) by COMPANY solely for its own convenience; or (iii) as a result of Xansa's failure, for any reason other than a COMPANY or third party -caused delay, to perform or provide, as applicable, any Deliverables, provided that such failure previously was identified by Xansa in a Project Status Report as described in Section 4.1, then the Milestone date shall be extended on a day-for-day basis to account for the period of delay. COMPANY will control all updates to any Statement of Work. Each Statement of Work shall be incorporated into and become part of this Agreement and be governed by the provisions of this Agreement. Xansa will not incur any fees or expenses unless attributable to a Statement of Work.

5.2
Unavailability of COMPANY Personnel. If COMPANY determines that a Milestone is likely to be missed, or if a Milestone has been missed, in each case due to a lack of available COMPANY personnel to perform COMPANY's responsibilities in connection with Milestone, then, upon COMPANY's written request, Xansa shall provide to COMPANY the additional resources required to meet the Milestone, or if one or more Milestones already has been missed as a result of such lack of COMPANY personnel, complete the Milestones within a re-adjusted time frame mutually agreed to by the parties in writing. For T&M Projects, COMPANY shall reimburse Xansa for such additional resources at the Service Rate(s). For Fixed Price projects, the cost of any additional resources will be borne by Xansa.

5.3
Delays. A Milestone will be achieved successfully only when COMPANY verifies in writing that the activities, events and/or Deliverables that comprise such Milestone have occurred and/or have been completed in accordance with this Agreement, any applicable Performance Criteria and/or the applicable Statement of Work. Subject to the further terms of this Section 5.3, if COMPANY reasonably determines that Xansa is likely to fail to meet a Milestone, at COMPANY's option, in addition to any other rights and remedies that may be available to COMPANY (including the rights and remedies available to COMPANY under Section 16), Xansa shall provide to COMPANY as many additional Xansa Consultants as may be required or necessary to timely achieve the Milestone. Xansa will provide these additional Consultants at no charge to COMPANY under Fixed Price projects, and will be reimbursed for such additional Consultants under T&M projects. If Xansa already has failed to meet one or more Milestones, then in addition to any other rights and remedies that may be available to COMPANY (including the rights and remedies available to COMPANY under Section 16) Xansa shall complete Milestone(s) within a re-adjusted time frame established by COMPANY, provided that: any adjustment of a Milestone date shall not operate to adjust any future Milestone date (unless specifically agreed to in writing by COMPANY). Services of any additional consultants provided by Xansa between the original Milestone date and the re-adjusted Milestone date will be at no charge to COMPANY. COMPANY's acceptance of additional Consultants as provided herein shall not be construed or implied to constitute a waiver of any of COMPANY's rights as provided in this Agreement. Notwithstanding the foregoing, for any Project, Xansa shall not be obligated to provide additional Consultants at no additional cost to COMPANY if Xansa's failure to achieve any Milestone is (a) due to the occurrence of a Force Majeure Event, (b) by COMPANY solely for its own convenience; or (c) as a result of COMPANY'S or any third parties failure, for any reason other than an Xansa-caused delay, to perform or provide, as applicable any Deliverables, provided that such failure was previously identified in a Project Status Report as described in Section 4.1.

5.4
Change Requests. If either party believes that a change to a Statement of Work is necessary or desirable, such party shall issue to the other a written change request ("Change Request") in the form attached hereto as Exhibit C (which, in the case of a Xansa-initiated Change Request, shall include the items required to be in a Change Response). In the case of a COMPANY-initiated Change Request, as soon as practicable following its receipt of such Change Request from COMPANY, but in no event longer than ten (10) business days following such receipt, Xansa shall provide COMPANY a written statement describing in detail: (a) any additional Services to be performed, and/or Services and/or Support Services that are no longer required as a result of the Change Request; (b) the effect, if any, that any such additional or deleted Services and/or Support Services will have on the Statement of Work; (c) the cost or savings associated with such additional or deleted Services and/or Support Services; and (d) any other information relating to the Change Request that may reasonably be requested by COMPANY ("Change Response"). COMPANY shall respond within 14 business days to any Xansa-initiated Change Request. If COMPANY approves an Xansa-initiated Change Request, or accepts a Change Response in writing, such Change Request, or such Change Response, together with COMPANY's Change Request, as applicable, shall be deemed to be a "Change Order." If COMPANY rejects an Xansa initiated Change Request, or any Change Response, the parties shall proceed to fulfill their obligations as originally agreed under this Agreement and the applicable Statement of Work.

5.5
Administration of Change Orders. The applicable Xansa Project Manager and the applicable COMPANY Project Manager shall be authorized to administer the Change Order process set forth in Section 5.4; provided, however, that all proposed Change Orders must be approved in writing by both parties Authorized Contracting Representative in order to be effective against COMPANY. The "COMPANY Authorized Contracting Representative" shall be set forth in the applicable Statement of Work.

5.6
Testing.

  5.6.1    COMPANY shall develop a test plan that specifies the procedures and methodologies that will be employed to test the applicable Deliverable (a "Test Plan"). Such Test Plan may include testing processes and procedures in addition to, but not inconsistent with, the testing processes and procedures set forth in this Section 5.6, and shall become part of the applicable Statement of Work. COMPANY may modify or amend the scope, methodologies and procedures for executing Deliverable testing as may be reasonably necessary to test the Deliverable. Xansa shall provide to COMPANY copies of all test results generated by Xansa during its performance of any testing processes and procedures.

  5.6.2    Each Statement of Work may set forth Pre-Release and Post-Release testing processes and procedures that are in addition to or may take precedence to the processes and procedures described in this Section 5.6.

  5.6.3    Pre-Release Testing for each Deliverable shall be performed in accordance with the responsibilities allocated to each party in the Test Plan attached to the applicable Statement of Work ("Pre-Release Testing"). Pre-Release Testing shall commence on the date, and shall continue for the period of time, specified in the Test Plan attached to the applicable Statement of Work, but in no event will the Pre-Release Testing be completed in less than sixty (60) calendar days. Pre-Release Testing shall include such testing as is necessary to verify and confirm that the Deliverable operates in accordance with the applicable Performance Criteria. If any failures to conform to the applicable Performance Criteria are discovered during Pre-Release Testing, COMPANY shall report such failures to Xansa, and Xansa promptly shall correct such failures. COMPANY shall have a minimum of fifteen (15) consecutive calendar days to verify any corrections provided by Xansa and, if necessary, the Pre-Release Testing period shall be extended accordingly. When: (a) all failures to operate in accordance with the Performance Criteria identified during Pre-Release Testing have been corrected by Xansa; and (b) the Deliverable has operated without any Defects during Pre-Release Testing for at least fifteen (15) consecutive calendar days, COMPANY shall give Xansa written notice thereof, and the Deliverable included in the Pre-Release Testing shall be ready for Post-Release Testing in accordance with Section 5.6.4.

  5.6.4    Following successful completion of Pre-Release Testing for the applicable Deliverable, COMPANY shall have the right to test such Deliverable under actual, everyday operating conditions with its customers to verify and confirm that the Deliverable operates in accordance with the applicable Performance Criteria ("Post-Release Testing"). The Post-Release Testing period shall continue for a period of ninety (90) calendar days unless specified differently in the applicable Statement of Work. ("Post-Release Testing Period"). If any defects against the performance criteria are discovered during the Post-Release Testing Period, COMPANY shall report such failures to Xansa, and Xansa promptly shall correct such failures in accordance to the Statement of Work and the warranty in Section 10. COMPANY shall have fifteen (15) consecutive calendar days to verify any correction provided by Xansa and, if necessary, the Post-Release Testing Period shall be extended accordingly. Subject to the terms of Section 16, the process described in this Section 5.6.4 shall repeat as often as necessary until all failures to operate in accordance with the applicable Performance Criteria identified during the Post-Release Testing Period have been corrected by Xansa, and the Deliverable has operated without any Defects for at least fifteen (15) consecutive calendar days.

  5.6.5    Acceptance for Deliverables included in a Statement of Work shall occur when: (a) one (1) of the following events has occurred: (i) COMPANY has acknowledged that the Post Release Testing criteria specified in Section 5.6.4 have been satisfied with respect to the applicable Deliverables included within that Statement of Work; or (ii) COMPANY has failed to object in writing within ten (10) business days following receipt thereof to a written notice from Xansa stating that Xansa believes that the Post Release Testing criteria specified in Section 5.6.4 have been satisfied with respect to that Deliverable, specifying therein the criteria that remain to be satisfied; and (b) Xansa has provided to COMPANY all Documentation listed in the Statement of Work, any applicable Specifications and other deliverables relating to all applicable Deliverable included in that Statement of Work as required by this Agreement and the applicable Statement of Work ("Acceptance"). Nothing else, including COMPANY's use of any such Deliverable, or any component thereof, in a live, production environment shall constitute Acceptance, abrogate any rights and remedies that may be available to COMPANY and/or constitute or result in "acceptance" under general contract law, the Uniform Commercial Code or any other law.

5.7
This Agreement is nonexclusive and shall not be construed to limit COMPANY's right to enter into any other outsourcing, development, services or other agreement with any other person or entity.

6.
COMPANY INPUTS AND RESPONSIBILITIES

6.1
A collaborative approach is beneficial to the success of Projects. Xansa and COMPANY shall mutually cooperate with and assist the other in the performance of services under this Agreement. COMPANY will supply in a timely manner information, materials and actions reasonably required by Xansa including but not limited to data, designs, diagrams, programs, hardware and software licenses at St. Paul together with application and other software licenses associated with COMPANY's Testing Tools and products etc in accordance with the Statement of Work, technical and functional specifications, management decisions, approvals, acceptance criteria duly signed off by both parties, and other information and material, at COMPANY's cost, for Xansa's use in carrying out the Projects ("Inputs"). This obligation is in concert with Xansa responsibilities as cited by the parties in the Statement of Work.

6.2
Without limiting the foregoing, COMPANY will promptly:

  6.2.1    review all specifications, technical materials and other documents submitted by Xansa; request necessary corrections; and approve such documents;

  6.2.2    provide requested COMPANY information and data;

  6.2.3    advise Xansa of COMPANY's requirements;

  6.2.4    upon request by Xansa provide access to COMPANY's staff, facilities and hardware which request shall not be unreasonably withheld or denied. Any access or use of COMPANY'S staff, facilities, software and hardware shall be solely for use in performing Xansa's obligations under this Agreement and for no other purpose; and

  6.2.5    provide necessary office space, communications and computer equipment at the COMPANY's site commensurate with that provided to COMPANY's own staff.

7.
CONSIDERATION

7.1
For Fixed Price Projects the parties shall set forth billing rates, billing schedule and detail as agreed in the Statement of Work.

7.2
For T&M Projects the parties shall set forth billing rates, billing schedule and detail as agreed in the Statement of Work. Xansa shall send a detailed invoice indicating the resources utilized on the T&M Project and the charges for each such resource. Such Xansa resources shall include the Project delivery team, the Project Manager(s), Technical Manager(s), Onsite Delivery team and Coordinator, Consultants, and any other agreed to resources identified in the Statement of Work. Unless otherwise agreed to in a Statement of Work, rates are subject to annual revision of no greater than four percent (4%) per year by Xansa from the date of execution of this Agreement. Actual billing may be adjusted up or down based on rates that have been agreed to in an associated SLA or other rates that have been agreed to in relationship to Performance Criteria identified within the Statement of Work. At COMPANY's request and at no additional cost, Xansa will supply COMPANY with the names of Xansa resources, related timesheets indicating hours worked by each Xansa resource and invoices for any other expense billed to the COMPANY.

7.3
Either party may issue a Change Request in the event of actual or anticipated change(s) to the agreed Services, scope, Deliverables, schedule, or any other aspect of the Statement of Work in accordance with Section 5.4 above.

7.4
In addition to the charges for services, COMPANY will reimburse Xansa without markup for ordinary and necessary out-of-pocket expenses incurred in the performance of the services including travel, communications (including link costs to offshore development centers), lodging, and required third party software or hardware based on Xansa providing a good faith estimate of anticipated expenditure prior to incurring such costs. Any capital expenditures required for a Project will be the financial responsibility of COMPANY, as long as they are pre-approved by COMPANY. All capital expenditures in excess of US$ 5,000.00 shall be approved by the COMPANY Authorized Contracting Representative in advance of such expenditure. In the event COMPANY requests Xansa to obtain third party software or hardware on its behalf, Xansa's obligation to pay such third party is expressly contingent upon receipt of payment from COMPANY, and such provisioning shall be billed to the COMPANY based on actual cost of the item(s) obtained. Title to any software, tangible or intangible property paid for or reimbursed by the COMPANY shall remain the property of the COMPANY unless specifically agreed to in writing prior to purchase.

8.
PAYMENT OF INVOICES

8.1
COMPANY will pay invoices within thirty (30) from receipt of invoice, except for those portions of any invoice that the COMPANY disputes in good faith. Any such disputed amounts shall be administered pursuant to Section 8.2 below. Invoices will be issued and payable in USD ($), or as defined by mutual agreement in the Statement of Work.

8.2
Should COMPANY question any invoice in writing within sixty (60) days from the date of invoice, the parties shall make every reasonable effort to settle promptly the invoice in question. Should such questionable invoice not be satisfactorily addressed by either party within thirty (30) days, the dispute resolution process in Section 21 below shall be initiated. Payment of the disputed amount shall be withheld until a mutually agreed to resolution is agreed.

8.3
COMPANY shall have the right to set off against any undisputed amounts owed by COMPANY with any unresolved disputed amounts as described in Section 8.2. If COMPANY cannot effectuate a complete set-off due to insufficient amounts owed by COMPANY to Xansa, Xansa promptly shall refund unrealized set off amounts to COMPANY (in no event later than twenty (20) calendar days following notice from COMPANY).

9.
INTELLECTUAL PROPERTY

9.1
Each party owns, and will continue to own all rights, title and interests in and to any Inventions however embodied; know how; works in any media; software, information; trade secrets; materials, property or proprietary interest that it owned prior to this Agreement; or that it created or acquired independently of its obligations pursuant to this Agreement ("Preexisting Works"). All rights in Preexisting Works not expressly transferred or licensed herein are reserved to the owner. COMPANY hereby grants Xansa a limited, personal, nontransferable and nonassignable license, for the term of this Agreement and subject to the terms and conditions of this Agreement, to use, copy and make derivative works of, the Software and Documentation (including revisions, updates and enhancements thereto as determined by COMPANY to be appropriate from time to time), provided that the Lawson owned Software and Lawson owned Documentation may only be used in the manner as expressly set forth in this Agreement and for no other purpose whatsoever. Xansa understands and agrees that the use, copying and creation of derivative works for any third party owned Software licensed to Xansa under this agreement may be subject to approval of such third party and/or separate terms and conditions provided by COMPANY to Xansa. Subject to the terms of this Agreement, and only upon payment of the applicable Service fee described in the applicable Statement of Work, Xansa agrees to promptly disclose, assign, and transfer to COMPANY in writing the intellectual property rights, titles or interests associated with any Deliverables created hereunder by its Consultants. All Deliverables created under this Agreement are deemed a "work made for hire" on behalf of COMPANY as such term is defined in the Copyright laws of the United States. If, for any reason, the Invention or Work of Authorship created in accordance with the Deliverable is held not to be a "work made for hire", Xansa and/or Xansa Consultants hereby assign these to COMPANY and Xansa and/or Xansa Consultants shall cooperate with COMPANY or its designees and execute documents of assignment, or other documents prepared by COMPANY reasonably necessary to effect, perfect, or enforce the transfer to COMPANY of all copyright or other proprietary rights in such Invention or Work of Authorship.

9.2
Xansa and its Consultants agree that Xansa does not have, nor has Xansa ever had, claim of any right title or interest in any trademarks, trade names or domain names owned or used by COMPANY.

9.3
To the extent material (excluding methodologies and tools of Xansa) that is used in, enhanced, or developed by Xansa in the course of providing Services under this Agreement and: (a) is not identified as a Deliverable, or is incorporated in a Deliverable, or in any manner in a Statement of Work, (b) does not contain any Preexisting Work of COMPANY or Xansa, (c) does not contain any Confidential Information of COMPANY or Xansa, and (d) is of a general abstract character, or may be generically re-used, COMPANY and Xansa shall share full rights to use such materials including, without limitation: delivery strategies, approaches and practices; routines, frameworks, and components; generic content, research and background materials; training materials; application building blocks; templates; analytical models; inventions; solutions and descriptions thereof; ideas; know-how; event sets, computerized event database, aggregated voting results or any other materials that are required to perform under the Statement of Work at no additional cost to Xansa.

9.4
Subject to the terms of this Agreement, and only upon payment of the applicable Services fee described in the Statement of Work, COMPANY is hereby granted a fully paid up, royalty-free license throughout the world, to copy, use, host, resell, sublicense, distribute, and create derivative works of the Xansa Pre-existing Works that are necessary for COMPANY to use the Deliverables incorporating the Xansa Pre-existing Works for use by COMPANY in performing its business.

10.
WARRANTIES

10.1
The parties warrant that they have obtained all necessary government and corporate approvals to enter into this Agreement and that no consent, approval, or withholding of objection is required from any governmental authority with respect to the entering into or the performance of this Agreement. The parties further warrant that they are each under no obligation or restriction, nor will they assume any such obligation or restriction, that would in any way interfere or conflicts with, or that would present a conflict of interest concerning, any obligations under this Agreement.

10.2
Xansa represents and warrants that Xansa will perform the services in a workmanlike manner and materially in accordance with the applicable intent, definition, Performance Criteria, Specification and documentation as set forth in the applicable Statement of Work hereunder. Xansa further represents and warrants that unless otherwise expressly set forth in a Statement of Work, Xansa will perform services under this Agreement at Level 5 CMM. Where this Agreement specifies a particular higher standard or criteria for performance, this warranty is not intended to and does not diminish that standard or criteria for performance.

10.3
Xansa represents and warrants that it will comply with COMPANY'S then current published Code of Conduct and its provisions as well as any applicable Indian and USA national, state or federal law or regulatory requirements or international treaty. COMPANY'S Code of Conduct is available at www.lawson.com and its provisions are incorporated by reference.

10.4
Xansa represents and warrants that Xansa, and its Consultants, will comply with the terms and conditions of the Business Associate Addendum attached hereto as Exhibit A, which sets forth certain obligations relating to the privacy of Protected Health Information under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), as the same may have been or may be amended from time to time ("Privacy Rules").

10.5
Xansa represents and warrants to COMPANY that from and after April 21, 2005 (the "Security Rules Compliance Date") it will perform all of its obligations hereunder in accordance with the HIPAA Security Standards, as the same may be amended from time to time (the "Security Rules"). If the Security Rules Compliance Date is extended or otherwise delayed, Xansa's obligations shall be extended to such extended or revised date. In connection with its obligations under the Security Rules, Xansa represents and warrants that it will: (a) implement safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of the electronic protected health information that it creates, receives, maintains or transmits on behalf of COMPANY; (b) ensure that any agent, including a subcontractor, to whom Xansa provides this information agrees to implement reasonable and appropriate safeguards; (c) report to COMPANY any security incident of which it becomes aware; (d) this Agreement may be terminated by COMPANY immediately and without penalty upon written notice by COMPANY to Xansa if COMPANY determines, in its sole discretion, that Xansa has violated a material term of this Section; and (e) make Xansa's policies and procedures, and all documentation required by the Security Rules relating to such safeguards, available to the Secretary of the United States Department of Health and Human Services for purposes of determining compliance with the Security Rules.

10.6
COMPANY warrants that the Inputs provided to Xansa will not infringe upon any third party Intellectual Property Rights, including copyrights, patents and other Intellectual Property Rights, provided those Inputs are used only in accordance with the applicable Statement of Work. Xansa sole and exclusive remedy for claims based on alleged infringement is set forth in Section 11.4 and 11.6 of this Agreement. Xansa represents and warrants that the Deliverables and the COMPANY's and its customers use of the Deliverables and Services will not infringe upon any third party Intellectual Property Rights, including copyrights, patents and other Intellectual Property Rights of any nature whatsoever. Xansa agrees that it shall not embed any third party owned software or other materials in any Deliverable without the prior written consent of COMPANY. This warranty shall survive the expiration or termination of this Agreement

10.7
Xansa represents and warrants to COMPANY, unless otherwise provided for in a Statement of Work, that when properly installed as described in the Specifications, the unmodified Deliverable shall: (i) operate without Defects resulting from the failure of the Deliverable to operate as described in the unmodified Documentation for that Deliverable; (ii) at the date of Acceptance operate in accordance with the Performance Criteria; and (iii) possess all of the functional capabilities described in the Specifications (except for non-function-affecting deviations such as differences in screen colors and the like). Xansa represents and warrants that Xansa will correct, at its own expense, within a commercially reasonable period any Defect in any Deliverable for a period of one hundred twenty (120) days following actual Acceptance by COMPANY. Xansa shall have no obligation to make corrections, repairs or replacements to such Deliverable to the extent caused by (1) catastrophe, fault or negligence of COMPANY or any third-party, (2) use of the Deliverable in a manner for which they were not designed, including, without limitation, use of the Deliverable in connection with computer hardware other than as specified in the Statement of Work, (3) modifications of the Deliverable by anyone other than Xansa or its employees or agents, or except as for normal installation and implementation, or (4) causes external to the operation of the Deliverable such as, but not limited to, power failure or electric power surges.

10.8
Xansa represents and warrants that it has used and shall use its best efforts to check for and eliminate all viruses, time bombs, harmful and malicious data, or other undocumented programs which inhibit the Deliverable's use ("Harmful Code") prior to delivery. If such Deliverables are found to contain any viruses, time bombs, harmful and malicious data, or other undocumented programs which inhibit the Deliverable's use, Xansa shall: (a) provide update services to enable the Deliverables to comply with this warranty; and (b) restore any and all data and programming from the last known back-up tape and re-create, or bear the cost of re-creating, any and all data and programming lost by COMPANY as a result of such Harmful Code. COMPANY shall take commercially reasonable steps including, without limitation, creating backups in accordance with its standard operating procedures, to mitigate any damages resulting from a Harmful Code.

10.9
If, for any reason, an Invention or Work of Authorship created under a Statement of Work associated with this Agreement is held not to be a "work made for hire", Xansa warrants that Xansa and/or Xansa Consultants will assign all Intellectual Property Rights in and to such Invention or Work of Authorship created under a Statement of Work to COMPANY subject to the terms of this Agreement with respect to pre-existing Intellectual Property Rights of Xansa and Xansa represents and warrants to COMPANY that Xansa and/or Xansa Consultants shall cooperate with COMPANY or its designees and execute documents of assignment, or other documents prepared by COMPANY reasonably necessary to effect, perfect, or enforce the transfer to COMPANY of all copyright or other proprietary rights in such Invention or Work of Authorship.

10.10
EXCEPT FOR THE FOREGOING WARRANTIES, Xansa EXCLUDES AND DISCLAIMS ALL WARRANTIES, CONDITIONS OR STATEMENTS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND / OR FITNESS FOR ANY PARTICULAR PURPOSE.

11.
INDEMNIFICATION

11.1
Each party (the "Indemnifying Party") shall defend, indemnify, and hold harmless the other party (the "Indemnified Party") and its officers and directors, employees, agents, and representatives from and against any losses, damages, costs, attorneys' fees, liabilities, or expenses (collectively, "Losses") associated with any third party claim against the Indemnified Party that alleges or arises out of acts or omissions of the Indemnifying party, including but not limited to negligence, gross negligence, fraud, misrepresentation, breach of confidentiality, or acts or omissions resulting in property damage, personal injury or death.

11.2
Xansa shall defend, indemnify, and hold harmless COMPANY and its officers and directors, employees, agents, and representatives from and against any Losses arising out of or in connection with the Deliverables' actual or alleged violation or infringement of any proprietary right of any third party, including any Intellectual Property Right. Xansa shall not have any liability to COMPANY under this Section 11.2 to the extent that any infringement or claim thereof is based upon (1) the combination, operation or use of a Deliverable in combination with equipment or software not supplied by COMPANY hereunder where the Deliverable would not itself be infringing, (2) compliance with designs, or specifications provided by COMPANY, (3) use of a Deliverable in an application or environment for which it was not designed or not contemplated under a Statement of Work, or (4) modifications of a Deliverable by anyone other than Xansa where the unmodified version of the Deliverable would not be infringing.

11.3
In the event that the Deliverables become the subject of a claim of infringement of a third party's Intellectual Property Rights, in addition to Xansa's indemnification obligations under Section 11.2, Xansa shall, at its choice and expense: (a) procure for COMPANY, its distributors and customers the right to continue to use such Deliverables; (b) replace or modify such Deliverables to make them non-infringing, provided that the same function is performed by the replacement or modified Deliverables as the infringing Deliverables; or (c) if the rights to use cannot be procured or the Deliverables cannot be replaced or modified, accept the return of the Deliverables and reimburse COMPANY for (i) any amounts paid by COMPANY to Xansa for such Deliverables and (ii) any legal costs and expenses COMPANY has incurred due to the use of the infringing Deliverables provided to COMPANY by Xansa.

11.4
COMPANY shall defend, indemnify, and hold harmless Xansa and its officers and directors, employees, agents, and representatives from and against any Losses to the extent caused by the actual or alleged violation or infringement of any Intellectual Property Right of any third party concerning the Inputs used in accordance with the Statement of Work.

11.5
It is understood and agreed that Xansa and Xansa Consultants will provide the Services as an independent contractor and that during the performance of the Services, Consultants will not be considered employees of COMPANY within the meaning or the applications of any national, provincial, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, old age benefits, worker's compensation, industrial accident, labor or taxes of any kind. It is also understood and agreed that Consultants shall not be considered COMPANY'S employees within the meaning or application of COMPANY'S/employee fringe benefit programs for the purpose of vacations, holidays, pension, group life insurance, accidental death, medical, hospitalization, and surgical benefits. Xansa shall have the sole responsibility for paying all such taxes and other amounts due under applicable laws and regulations, and all amounts due for fringe benefits, in respect of Consultant's. Accordingly, Xansa shall defend, indemnify, and hold harmless COMPANY and its officers and directors, employees, agents, and representatives from and against any Losses to the extent arising from the payment all such taxes and other amounts due under applicable laws and regulations, and all amounts due for fringe benefits, in respect of Consultants.

11.6
The indemnification obligations stated in this Section 11 apply only in the event that the Indemnified Party: (a) provides the Indemnifying Party prompt written notice of such claims, provided that no delay in such notice by Indemnified Party materially prejudices the rights of the Indemnifying Party; (b) grants the Indemnifying Party sole authority to defend, manage, negotiate or settle such claims, provided that no settlement materially prejudices the rights of the Indemnified Party and the Indemnifying Party obtains the Indemnified Party's reasonable approval before using any of the Indemnified Party's confidential information in connection with the defense; and (c) makes available all reasonable assistance in defending the claims (at the expense of the Indemnifying Party).

12.
TAXES

12.1
The fees chargeable by Xansa are stated inclusive of all taxes due and payable outside the United States. Xansa shall be liable and will pay for all charges including all tax liabilities like sales, use, stamp, income, corporate, state, national, value added or any other taxes accessed. Additionally, Xansa will pay all employees-related taxes concerning Xansa personnel worldwide and corporate taxes based on Xansa's income worldwide. If Xansa claims exemption from any taxes resulting from this Agreement, then COMPANY will provide Xansa with the relevant documentation to avail itself of such exemption including required certificates, if any, from the relevant taxing authorities. Xansa shall hold COMPANY free and harmless from any obligations for taxes or related fees in India and maintain full compliance with all such jurisdictions.

13.
CONFIDENTIALITY

13.1
Each Party acknowledges, understands, and agrees that, whether developed by the Disclosing Party or others employed by or associated with the disclosing Party (the "Discloser"), all Confidential Information provided by Discloser or which may become known to the receiving Party and/or the receiving Party's Consultants under this Agreement, is the exclusive and confidential property of the originator of such Confidential Information and shall be at all times regarded, treated and protected as such in accordance with this Agreement. Failure to mark any writing confidential shall not affect the confidential nature of such writing or the information contained therein.

13.2
"Confidential Information" shall mean (A) information of Company which is COMPANY's and is (i) proprietary to, about or created by COMPANY, COMPANY's customers or COMPANY's third parties; (ii) gives COMPANY, COMPANY's customers, or COMPANY's third parties some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of COMPANY, COMPANY's customer or COMPANY's third parties; (iii) designated as Confidential Information by COMPANY, COMPANY's customers or COMPANY's third parties, or from all the relevant circumstances should reasonably be assumed by Xansa and/or Xansa Consultants to be confidential and proprietary to COMPANY, COMPANY's customers or COMPANY's third parties; or (iv) not generally known by other than COMPANY, COMPANY's customers or COMPANY's third parties. Confidential Information shall include, but not be limited to, the terms of this Agreement, COMPANY, COMPANY's customers or COMPANY's third parties' software (including both source and object code) and documentation, and any modifications or enhancements thereto, and (B) information of Xansa which is and is designated as Confidential Information by Xansa, Xansa's customers or Xansa's third parties, or from all the relevant circumstances should reasonably be assumed by COMPANY and/or COMPANY's Consultants to be confidential and proprietary to Xansa, Xansa's customers or Xansa's third parties.

13.3
Confidential Information shall also include "Protected Health Information" of Company and its customers as that term is defined in the Business Associate Agreement attached hereto as Exhibit A that may become known to Xansa and/or Xansa Consultants while providing Services under this Agreement. Xansa and Xansa Consultants agree to execute the Business Associate Addendum attached as Exhibit A. In the event of any conflict between the terms of Exhibit A and the terms of this Section 13, the terms of the Business Associate Agreement attached as Exhibit A shall control.

13.4
Confidential Information shall not include (i) information publicly known through no fault of the receiving Party or its representatives; (ii) during the performance of a Statement of Work, any general skills and experience that Xansa Consultants could reasonably have been expected to acquire performing similar work with another company; (iii) is rightfully received by the receiving Party from a third party without a duty of confidentiality; (iv) is disclosed by Discloser to a third party without a duty of confidentiality on the third party; (v) is independently developed by Receiving Party; or (vi) is disclosed by Recipient with Discloser's prior written approval.. The phrase "publicly known" shall mean readily accessible to the public in a written publication, or readily ascertainable by the public or is independently developed by or for Xansa (other than by Company) or the receiving Party receives from a third party without any known restrictions on the disclosure of that information. Confidential Information shall also not include information that the receiving Party and/or receiving Party's Consultants are required to disclose by order of a court of competent jurisdiction, administrative agency or governmental body or by subpoena, summons or other legal process, or by law, rule or regulation, or by applicable regulatory or professional standards, so long as the receiving Party provides Discloser with reasonable prior notice of such disclosure to enable Discloser to seek protective relief. The burden of proving that information or skills and experience are not Confidential Information shall be on the party asserting such exclusion. As a consequence of receiving Party's and/or receiving Party's Consultant's acquisition or anticipated acquisition of Confidential Information, receiving Party and receiving Party's Consultants shall occupy a position of trust and confidence with respect to Discloser's, Discloser's customers' or Discloser's third parties' affairs and business. In view of the foregoing, receiving Party and receiving Party Consultants agree that it is reasonable and necessary that receiving Party and receiving Party Consultants make the following covenants:

  13.4.1    During and after the Term of this Agreement, receiving Party and receiving Party's Consultants shall not disclose Confidential Information of Discloser, Disclosers customers or Discloser's third parties to any person or entity other than as necessary in carrying out its duties on behalf of Discloser, without obtaining Discloser's prior written consent, and shall take all reasonable precautions to prevent inadvertent disclosure of such Confidential Information. This prohibition against receiving Party's and receiving Party Consultant's disclosure of Confidential Information includes, but is not limited to, disclosing the fact that any similarity exists between the Confidential Information and information independently developed by another person or entity, and receiving Party and receiving Party's Consultants understand that such similarity does not excuse receiving Party and receiving Party's Consultants from abiding by its covenant or other obligations under this Agreement.

  13.4.2    During and after the Term of this Agreement, receiving Party and receiving Party Consultants shall not use, copy or transfer Confidential Information of Discloser, Discloser's customers or Discloser's third parties other than as necessary in carrying out their duties on behalf of Discloser, without obtaining Discloser's prior written consent, and shall take all reasonable precautions to prevent inadvertent use, copying or transfer of such Confidential Information. This prohibition of use, copying, or transfer of Confidential Information includes, but is not limited to, selling, licensing or otherwise exploiting, directly or indirectly, any products or services (including software in any form) which embody or are derived from Confidential Information, or exercising judgment in performing analysis based upon knowledge of Confidential Information.

13.5
Receiving Party and receiving Party Consultants agree not to make any written use of or reference to Discloser's, Discloser's customers' or Discloser's third parties' name or trademarks (or any name under which Discloser, Discloser's customer or Discloser's third parties do business) for any marketing, public relations, advertising, display or other business purpose or make any use of Discloser's or Discloser's customers' facilities for any activity unrelated to the express business purposes and interests of Discloser under this Agreement, without the prior written consent of Discloser; provided, however, that Company may include the name of Xansa and a description of the Services provided by Xansa under this Agreement in global, United States, regional or industry marketing and advertisements or private presentations without the consent of Xansa.

  13.5.1    Discloser's consent may be withheld or granted in Discloser's sole and absolute discretion.

  13.5.2    At any time upon request by Discloser, receiving Party and receiving Party Consultants shall destroy or return to Discloser the original and all copies of any materials containing Confidential Information of Discloser, Discloser's customers or Discloser's third parties.

13.6
Receiving Party and receiving Party Consultants understand and agree that damages shall be an inadequate remedy in the event of a breach by receiving Party and/or receiving Party Consultants of the provisions of Sections 13.0 and 9.0 of this Agreement and that any such breach by receiving Party and/or receiving Party Consultants shall cause Discloser great and irreparable injury and damage. Accordingly, receiving Party and receiving Party Consultants agree that Discloser shall be entitled, without waiving any additional rights or remedies otherwise available to Discloser at law or in equity or by statute, to injunctive and other equitable relief in the event of a breach or intended or threatened breach by receiving Party and/or receiving Party Consultants of any of said covenants. Discloser shall also be entitled to recovery of reasonable attorney' fees and costs.

13.7
The obligation of confidentiality shall extend to the non-publicizing of any dispute involving the two parties and the terms of this Agreement, provided however that Discloser shall have the right to disclose the terms of this Agreement at its discretion.

14.
LIMITATION OF LIABILITY

14.1
NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE CONTAINED IN THIS OR ANY OTHER CONTRACT BETWEEN THE PARTIES, NEITHER PARTY SHALL, IN ANY EVENT, REGARDLESS OF THE FORM OF CLAIM, BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, SPECULATIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, ANY LOSS OF USE, LOSS OF DATA, BUSINESS INTERRUPTIONS, AND LOSS OF INCOME OR PROFITS, IRRESPECTIVE OF WHETHER IT HAD AN ADVANCE NOTICE OF THE POSSIBILITY OF ANY SUCH DAMAGES.

14.2
NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE CONTAINED IN THIS OR ANY OTHER CONTRACT BETWEEN THE PARTIES, EXCEPT FOR CLAIMS ARISING OUT OF OR IN CONNECTION WITH ANY VIOLATION OF COMPANY'S INTELLECTUAL PROPERTY RIGHTS, FOR INDEMNIFICATION BY XANSA FOR THIRD PARTY CLAIMS UNDER SECTION 11.2, OR CLAIMS ARISING OUT OF XANSA'S BREACH OF SECTION 13, THE LIABILITY OF XANSA ITS OFFICERS AND DIRECTORS, EMPLOYEES, AGENTS, AND REPRESENTATIVES TO THE COMPANY ITS OFFICERS AND DIRECTORS, EMPLOYEES, AGENTS, AND REPRESENTATIVES IS RESTRICTED TO A MAXIMUM OF US$ 500,000 OR THE AGGREGATE THAT XANSA HAS RECEIVED

  FROM THE COMPANY AS FEES UNDER STATEMENT OF WORK FOR THE TWELVE MONTHS PRECEDING THE INCIDENCE OF LIABILITY, WHICHEVER IS GREATER.

14.3
EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE AGREEMENT, AN AGGRIEVED PARTY MAY NOT RECOVER COMPENSATION FOR THAT PART OF A LOSS THAT COULD HAVE BEEN AVOIDED BY TAKING MEASURES REASONABLE UNDER THE CIRCUMSTANCES TO AVOID OR REDUCE SUCH LOSS, INCLUDING THE MAINTENANCE BEFORE BREACH OF CONTRACT OF REASONABLE SYSTEMS FOR BACKUP OR RETRIEVAL OF INFORMATION. THE PARTIES MUST IN ALL CIRCUMSTANCES TAKE ALL REASONABLE STEPS TO MITIGATE LOSSES.

15.
NON-HIRE AND NON-SOLICITATION

15.1
COMPANY acknowledges that personnel to be provided by Xansa represents an investment in recruitment and training, the loss of which my impact Xansa's business. Xansa acknowledges that the knowledge and skills gained by Xansa of COMPANY products and services creates potential value to Xansa.

15.2
In consideration of the foregoing, the COMPANY for the term of this agreement and for a period of one (1) year thereafter, will not recruit, hire, or engage employment with any employee of Xansa, or induce any such individual to leave the employment of Xansa except as provided for in any Statement of Work. For purposes of this Section 15.0, an employee or contractor means any current employee or contractor who has worked in such capacity in the previous six (6) month period.

15.3
In consideration of the foregoing, Xansa for the term of this agreement shall refer any potential client with work related to a COMPANY product that is intended to be preformed in whole or in part in India to COMPANY. COMPANY shall have the sole right to engage Xansa under separate Agreement or through the addition of a Statement of Work to this Agreement for any such work related to a COMPANY product. At COMPANY'S sole discretion, COMPANY may choose not to accept the Xansa potential client work for pass through to Xansa, and under such circumstances, COMPANY shall provide Xansa written notice of such none interest. In case of none interest, Xansa shall have the sole right to contract separately for the engagement of work on COMPANY product.

16.
TERM AND TERMINATION

16.1
This Agreement shall remain effective from the Effective Date of this Agreement until termination as provided under this Section 16.

16.2
Each Statement of Work shall remain in effect until the earlier of: (a) termination of such Statement of Work by a party upon the occurrence of an Event of Default; or (b) termination of such Statement of Work upon mutual agreement of the parties.

16.3
Unless otherwise agreed to in a Statement of Work, COMPANY may, without cause, terminate any Statement of Work written notice of three (3) months to Xansa. In the event of termination of the SOW, the COMPANY shall pay Xansa, any disengagement costs as specified in the SOW.

16.4
The following events shall constitute events of default and the occurrence of any one (1) or more of such events of default shall constitute a Material Breach of this Agreement and/or the applicable Statement of Work that shall afford a party, as applicable, the rights and remedies set forth in this Section 16.4.

  16.4.1    In the case of a T&M Project, Xansa's failure to achieve any Milestone within the time frame set forth in the applicable Statement of Work, provided that such failure is not due to: (i) the occurrence of a Force Majeure Event; (ii) a delay by COMPANY solely for its own convenience; or (iii) COMPANY's or third-party's failure, for any reason other than an Xansa-

  caused delay, to perform or provide, as applicable, any Deliverable, provided that such failure previously was identified by Xansa in a Project Status Report as described in Section 4.1;

  16.4.2    In the case of Xansa, if any Deliverable, Xansa's failure to achieve Acceptance as provided in Section 5.6;

  16.4.3    In the case of either party's breach of any material obligation under this Agreement and/or any Statement of Work, provided that such failure is not cured within thirty (30) calendar days, following receipt of written notice of such breach;

  16.4.4    In the case of Xansa, (i) the institution of bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against Xansa under any section or chapter of the United States Bankruptcy Code, as amended, or under any similar laws or statutes of the United States (or any state thereof) or India; (ii) the failure of such insolvency proceedings to be dismissed or discharged within six (6) calendar months after they are instituted; (iii) the insolvency or making of an assignment for the benefit of creditors or the admittance by Xansa of any involuntary debts as they mature; (iv) the institution of any reorganization arrangement or other readjustment of debt plan of Xansa not involving the United States Bankruptcy Code; or (v) any corporate action taken by the Board of Directors of Xansa in furtherance of any of the above actions; or

  16.4.5    In the case of Xansa, Xansa makes an assignment of all or substantially all of its assets for the benefit of creditors, or Xansa's Board of Directors takes any corporate action by in furtherance of the above action.

  16.4.6    In the case of the COMPANY, the COMPANY fails to make the payment of Invoices within the stipulated time and it remains uncured for a period of ninety- (90) calendar days after COMPANY's receipt of written notice of its failure to make timely payment.

16.5
Upon the occurrence of an uncured Material Breach by COMPANY, Xansa shall be entitled to: (a) subject to COMPANY's rights as set forth below, fully or partially terminate this Agreement and/or the affected Statement of Work; and/or (b) subject to Section 14, recover damages from COMPANY; and/or (c) any other additional remedies that may be set forth in a Statement of Work.

16.6
Upon the occurrence of an uncured Material Breach by or with respect to Xansa, COMPANY shall be entitled to: (a) fully or partially terminate this Agreement and/or the affected Statement of Work; and/or (b) subject to the terms of Section 14, recover damages from Xansa, except for termination arising out of Sections 16.4.4 and 16.4.5 and/or (c) receive Transition Services in accordance with Section 16.7; and/or (d) any other additional remedies that may be set forth in a Statement of Work.

16.7
Upon a complete or partial termination of this Agreement and/or one (1) or more Statement of Work(s) for any reason, COMPANY shall have the right, for up to twelve (12) months (the "Transition Period"), to all or any combination of the following, at COMPANY's option: (a) receive from Xansa all Services reasonably necessary to effectuate an orderly transition to a new service provider or to transition the services in accordance with the SOW, and/or (b) receive any and all information reasonably necessary for COMPANY and/or its third party designees to perform the Services, including, all available data files, file and data definitions and relationships, data definition specifications, data models, program architecture, tools, design concepts, product designs, program structure, sequence and organization, screen displays, design specifications, functional specifications, internal use listing or manuals relating to error corrections, fixes and workarounds, and file and program cross-reference information relating to the Services and any other aspects of the Deliverable, as requested by COMPANY. All Services provided by Xansa during the Transition Period shall be provided in accordance with and at the Service Rates set forth in the applicable Statement of Work.

16.8
In the event of termination by Xansa hereunder, Xansa shall reimburse COMPANY for all transition, migration and ongoing program management effort for work specified in the Statement of Work(s) and shall transfer any or all Xansa resources as requested by the COMPANY until the terminated effort is at steady state in a new location.

16.9
In the event of termination by COMPANY of this Agreement or any Statement of Work, COMPANY shall pay Xansa all fees earned as specified in the Statement of Work and reasonable expenses incurred prior and up to the effective date of the termination. Except as provided in this Section 16.9, COMPANY shall not be liable for any costs or damages arising as a result of its termination of the Agreement under this Section 16.

17.
INSURANCE

17.1
Xansa shall obtain, pay for, and maintain in full force and effect during the term of this Agreement insurance on behalf of Xansa and its Consultants as follows:

  17.1.1    Workers' compensation and employers' liability insurance with limits to conform with the greater of the amount required by applicable law or USD Five Hundred Thousand ($500,000) for each accident, including occupational disease coverage, with a limit of USD Five Hundred Thousand ($500,000) per person subject to an aggregate limit of USD Five Hundred Thousand ($500,000) per annum; commercial general liability insurance with limits not less than USD Ten Million ($10,000,000) combined single limit for bodily injury, death, and property damage, including personal injury, contractual liability, independent contractors, broad-form property damage, and products and completed operations coverage; commercial automobile liability insurance with limits not less than USD Three Million ($3,000,000) each occurrence combined single limit of liability for bodily injury, death, and property damage; and professional liability insurance (technology errors and omissions) with limits not less than USD Two Million ($2,000,000) annual aggregate for all claims each policy year for services.

  17.1.2    To the extent any insurance coverage required under this Section 17 is purchased on a "claims-made" basis, such insurance shall cover all prior acts of Xansa during the term of this Agreement, and such insurance shall be continuously maintained until at least three (3) years beyond the expiration or termination of this Agreement, or Xansa shall purchase "tail" coverage, effective upon termination of any such policy or upon termination or expiration of this Agreement, to provide coverage for at least three (3) years from the occurrence of either such event.

  17.1.3    Certificates of insurance evidencing the coverage requirements described in Section 17.1.1 shall be furnished to COMPANY upon request. The certificates of insurance will be endorsed: (i) in the name of COMPANY, its officers, agents, and employees as additional insureds (required for comprehensive general liability and automobile liability only); (ii) to provide that each of the policies is primary insurance with respect to any other insurance available to COMPANY as to any claim for which coverage is afforded under the policy; and (iii) to provide that the policy shall apply separately to each insured against whom a claim is made or suit is brought (required for comprehensive general liability and automobile liability only).

  17.1.4    Xansa shall require all of its subcontractors providing On-site Services at a COMPANY facility to carry insurance coverage at limits that are appropriate and consistent with industry practices in light of the scope and duration of the Services to be provided by such subcontractors.

  17.1.5    Xansa shall give thirty (30) days' prior written notice to COMPANY of cancellation, non-renewal, or material change in coverage, scope, or amount of any policy. If Xansa fails to keep in effect at all times the insurance coverage required under Section 17.1.1, then in addition to and cumulative with any other remedies that may be available to COMPANY at law, equity, or hereunder, COMPANY shall have the right to procure such insurance on Xansa's behalf, in which event Xansa shall be obligated to reimburse COMPANY for the costs and expenses associated with such procurement.

18.
JOINT PUBLICITY

18.1
At COMPANY discretion, Xansa shall obtain a non-exclusive, non-transferable right to use COMPANY'S name and logo solely in connection with the promotion of the services provided by Xansa pursuant to this Agreement. Xansa will adhere to COMPANY's guidelines in logo, brand and trademark usage. Any use of COMPANY's logo and name must be approved, in advance, by a designated representative of COMPANY's Marketing Department. Both parties shall work together in good faith in collaborative promotion and marketing, including but not limited to:

  18.1.1    the issuing of mutually agreed press release(s) announcing the relationship established between the parties by this Agreement;

  18.1.2    the preparation and release of joint press announcement(s) relating to the services offered by Xansa to COMPANY;

  18.1.3    the appointment by each party of a designated marketing representative within each organization; and

  18.1.4    joint attendance at marketing events.

19.
RELATIONSHIP OF PARTIES

19.1
It is understood and agreed that Xansa will provide Services under this Agreement as an independent contractor and that during the performance of Services under this Agreement, Xansa's employees and Consultants will not be considered employees of COMPANY for any purpose whatsoever. Accordingly, Xansa shall be solely responsible for the compensation of such employees and Consultants, including employment-related taxes. Further, nothing herein shall be construed to entitle either party to be a representative, agent, partner or joint venture of the other. Neither party is granted any express or implied right or authority by the other party to assume or create any obligation or responsibility on behalf of or in the name of the other party, or to bind the other party in any manner whatsoever.

20.
FORCE MAJEURE

20.1
If either party is unable to perform any of its obligations under this Agreement because of circumstances beyond the reasonable control of the party, such as an act of God, fire, casualty, flood, terrorism, cross-border war (not including a war within the countries borders), failure of public utilities, injunction or any act, exercise, assertion or requirement of any governmental authority, federal announced epidemic, (a "Force Majeure Event"), the party who has been so affected shall immediately give notice to the other party and shall do everything reasonably practicable to resume performance, except that COMPANY shall be excused in any event from its payment obligation. Upon receipt of notice of a Force Majeure Event, other than the obligation on COMPANY to pay Xansa, all obligations under this Agreement shall be immediately suspended for the period of such Force Majeure Event. If the period of nonperformance exceeds sixty (60) days from the receipt of notice of the Force Majeure Event, the party whose ability to perform has not been so affected may give written notice to terminate this Agreement.

21.
DISPUTE RESOLUTION

21.1
All disputes arising out of or in connection with the Agreement shall be attempted to be settled through good-faith negotiation between senior management of both parties or as set forth in a Statement of Work, followed, if necessary, within thirty (30) days by professionally-assisted non-binding mediation. Any mediator so designated must be acceptable to all parties. The mediation will be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute. The mediation will be treated as a settlement discussion and therefore will be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings. Each party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by the parties.

21.2
Failing resolution through negotiation or mediation, any such dispute shall be submitted to nonbinding arbitration administered by JAMS/Endispute in accordance with the Arbitration Rules for Professional Accounting and Related Services Disputes of the American Arbitration Association ("AAA Rules") before a single arbitrator. The place of arbitration will be Minneapolis, Minnesota (USA). The language of the arbitration shall be English. Limited discovery will be permitted in connection with the arbitration upon agreement of the parties or upon a showing of substantial need by the party seeking discovery. The arbitrator's decision shall follow the plain and natural meaning of the relevant documents, and shall be nonbinding. The arbitrator will have no power to award (i) damages inconsistent with the Agreement or (ii) punitive damages or any other damages not measured by the prevailing party's actual damages, and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. All aspects of the arbitration will be confidential. Neither the parties nor the arbitrator may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Each party will promptly pay its share of all arbitration fees (excluding attorneys' fees) and costs, provided that such fees and costs shall be recoverable by the prevailing party as determined by the arbitrator. If a party fails to pay such share promptly upon demand, the arbitrator shall, upon written request by the other party, enter a final decision against the non-paying party for the full amount of such share, together with an award of attorney's fees and costs incurred by the other party in obtaining such decision, which decision may be entered in the jurisdiction defined herein. Except for this instance of a failure of a party to pay arbitration fees and costs, the parties will bear their own attorneys' fees in any matter or dispute under this Agreement.

21.3
Notwithstanding the determination by the parties to utilize arbitration as specified above for resolution of disputes arising out of or in connection with this Agreement, nothing herein shall preclude either party from seeking and obtaining from a court in the jurisdiction defined herein for appropriate equitable relief, including without limitation, a temporary restraining order or other injunctive relief, to prevent a breach of this Agreement relating to Sections 9.0 (Intellectual Property), 13.0 (Confidentiality), or 15.0 (Non-Hire and Non-Solicitation), or to otherwise maintain the status quo pending outcome of any arbitration.

22.
MISCELLANEOUS

22.1
Compliance with Insider Trading Regulations. As a publicly traded company, COMPANY has adopted an Insider Trading policy. Due to the fact that Xansa may have access to information that is material nonpublic information, Xansa agrees to comply with the terms of COMPANY's Insider Trading policy and the quarterly blackout periods listed in Exhibit B. COMPANY will notify Xansa in writing if Xansa and/or Xansa Consultants are deemed to be subject to the extended Blackout schedule.

22.2
This Agreement shall be interpreted and construed in accordance with the laws of the State of Minnesota, without regard to its conflicts of laws provisions.

22.3
The section and subsection headings used in this Agreement are for the convenience of the parties only and shall not be deemed a part of or utilized in interpreting this Agreement.

22.4
The services provided by Xansa to COMPANY under this Agreement are personal to Xansa. Xansa shall not assign rights or delegate responsibilities under this Agreement without the prior written permission of COMPANY. Should the new party be unwilling or unable to meet the obligations of the Agreement to the same level as Xansa, Clause 16 of this Agreement shall define the obligations of the parties. Additionally, if COMPANY does not agree to Xansa's proposed assignment, the Agreement will immediately terminate. COMPANY shall not assign rights or delegate responsibilities under this Agreement without the prior written permission of Xansa except in the event of a Change in Control or Change in Ownership. In the event of either a Change in Control or a Change in Ownership, assignment will be at the sole discretion of COMPANY. Should the new party be unwilling or unable to meet the obligations of the Agreement to the same level as COMPANY, Clause 16 of this Agreement shall define the obligations of the parties. For the purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (a) a tender offer shall be made and consummated for the ownership of fifty percent (50%) or more of the outstanding voting securities of COMPANY, (b) COMPANY shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the COMPANY, other than affiliates (within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act")) of any part to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation, (c) the COMPANY shall sell substantially all of its assets to another corporation which is not a wholly-owned subsidiary of the COMPANY, (d) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3)(as in effect on the date hereof) of the Exchange Act, shall acquire fifty percent (50%) of more of the outstanding voting securities of the company (whether directly, indirectly, beneficially or of record) (for purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) as in effect on the date hereof) pursuant to the Exchange Act, or (e) individuals who constitute the COMPANY'S Board of Directors on the date hereof (the Incumbent Board") ceases for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election. For purposes of this Agreement, a "Change in Ownership" shall be deemed to have occurred if there is a change in the majority ownership of Xansa and individuals who constitute the Xansa's Board of Directors prior to the change in the majority ownership (the "Xansa Incumbent Board") ceases for any reason to constitute at least a majority thereof after the change in the majority ownership which materially affects performance by Xansa of its obligations.

22.5
No waiver shall be construed as a waiver of any term, condition or provision except as provided in writing.

22.6
All references in this Agreement to "days" shall, unless otherwise specified herein mean calendar days.

22.7
Except as otherwise provided for herein, no term or condition in this Agreement may be modified, amended or waived, except by a written Agreement signed by both the parties.

22.8
If any provision of this Agreement is declared void or unenforceable, such provision shall be severed from this Agreement which shall otherwise remain in full force and effect.

22.9
This Agreement, including all Exhibits attached hereto and other documents that have been incorporated by reference, is an integrated Agreement; it contains the full understanding of the parties and supersedes all other understandings, agreements or conditions, written or oral, regarding its subject matter. The parties acknowledge that they are not relying upon any representations or statements except as specifically set forth in this writing.

22.10
The parties acknowledge and agree that they have mutually negotiated the terms and conditions of this Agreement and that any provision contained herein with respect to which an issue of interpretation or construction arises shall not be construed to the detriment of the drafter on the basis that such party or its professional advisor was the drafter.

22.11
All notices shall be sent to the parties at their address as set forth below. The addresses of the parties may be revised from time to time, in which event each party shall so notify the other, in writing. All notices shall be deemed duly given (i) five (5)-business days following the date of their receipt, by registered mail, or by hand delivery by an established international courier service, or (ii) with confirmation of delivery by facsimile transmission in accordance with the information stated below.

  TO Xansa:

    Xansa (India)
    Attn: Rajiv Sahai
    Director—Legal
    C-2, Sector 1
    Noida—201-301
    India

    Email:
    Fax:
    Tel:

  TO COMPANY:

    Lawson Software, Inc.
    Attn: Jim Sanderson
    380 Saint Peter Street
    St. Paul, MN 55102-1302

    Email: james.sanderson@lawson.com
    Fax: 651-767-5652
    Tel: 651-767-4652

  With a Copy to:

    Lawson Software, Inc.
    Attn: General Counsel
    380 Saint Peter Street
    St. Paul, MN 55102-1302

22.12
All of the Sections of this Agreement, which by their nature are intended to survive the termination or expiry, shall survive any termination or expiry of this Agreement. Where no time period has been specified for survival, that Section shall be deemed to survive for one year after the termination of this Agreement.

22.13
Electronic mail is considered a permissible form of "writing" under this Agreement for purposes of Project-related communications and notices such as those specified in Sections 2.0 and 5.0 only. The parties agree not to raise, and shall be estopped from raising a Statute of Frauds or similar defense with respect to such permissible electronic communications.

22.14
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  ACCEPTED AND AGREED BY THE FOLLOWING AUTHORIZED REPRESENTATIVES OF THE PARTIES AS OF THE FIRST DATE WRITTEN ABOVE:

FOR Xansa (India) Ltd.:
Signature	/s/ Murali Vullaganti
Name	Murali Vullaganti
Title	Managing Director
FOR Lawson Software Inc.:
Signature	/s/ Robert G. Barbieri
Name	Robert G. Barbieri
Title	Executive Vice President and Chief Financial Officer

  Attachments:

    Exhibit A: Business Associate Agreement
    Exhibit B: COMPANY'S Insider Trading Policy
    Exhibit C: Sample Change Request Form
    Exhibit D: Product Maintenance Statement of Work

QuickLinks

  Exhibit 10.7
MASTER OFFSHORE AGREEMENT